As filed with the Securities and Exchange Commission on September 1, 2020

Registration No. 333-248313

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

StepStone Group Inc.

(Exact name of Registrant as specified in its charter)

Delaware	6282	84-3868757
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

StepStone Group Inc.

450 Lexington Avenue, 31st Floor

New York, NY 10017

Telephone: (212) 351-6100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jennifer Y. Ishiguro

Chief Legal Officer & Secretary

StepStone Group Inc.

450 Lexington Avenue, 31st Floor

New York, NY 10017

Telephone: (212) 351-6100

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew Fabens Edward Sopher Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 Telephone: (212) 351-4000 Facsimile: (212) 351-4035	Daniel Bursky Andrew Barkan Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 Telephone: (212) 859-8000 Facsimile: (212) 859-4000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Class A common stock, par value $0.001 per share	$100,000,000	$12,980(3)

(1)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(2)	Includes shares subject to the underwriters’ option to purchase additional shares, if any.
(3)	Previously paid in connection with the prior filing of the registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This amendment is being filed solely to file certain exhibits to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuances and Distribution.

The following table sets forth the expenses payable by the Registrant in connection with the issuance and distribution of the Class A common stock being registered hereby. All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission, the stock exchange listing fee and the Financial Industry Regulatory Authority, Inc.

Securities and Exchange Commission Registration Fee		$12,980
Financial Industry Regulatory Authority, Inc. Filing Fee		14,850
Stock Exchange Listing Fee		25,000
Fees and Expenses of Counsel		*
Printing Expenses		*
Fees and Expenses of Accountants		*
Transfer Agent Fees and Expenses		10,000
Miscellaneous Expenses		*

Total	$	*

* To be filed by amendment

Item 14. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, or proceeding, had no reasonable cause to believe his conduct was unlawful, except that with respect to an action brought by or in the right of the corporation such indemnification is limited to expenses (including attorneys’ fees). Our amended and restated certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent permitted by Delaware law. Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our directors and officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Our amended and restated certificate of incorporation will provide for such limitations on liability for our directors.

We currently maintain liability insurance for our directors and officers. In connection with this offering, we will obtain additional liability insurance for our directors and officers. Such insurance would be available to our directors and officers in accordance with its terms.

Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated under certain circumstances to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended.

II-1

Item 15. Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this registration statement, the registrant has not issued any securities that were not registered under the Securities Act.

In connection with the reorganization transactions described in the accompanying prospectus, the Registrant will issue              shares of Class A common stock to certain limited partners of StepStone Group LP in exchange for partnership interests of StepStone Group LP. These shares of Class A common stock will be issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act of 1933 on the basis that the transaction does not involve a public offering. No underwriters will be involved in the transaction.

Also in connection with the reorganization transactions described in the accompanying prospectus, the Registrant will issue              shares of Class B common stock to certain owners of StepStone Group LP. The shares of Class B common stock will be issued in exchange for their interests in the General Partner in reliance on the exemption contained in Section 4(a)(2) of the Securities Act of 1933 on the basis that the transaction does not involve a public offering. No underwriters will be involved in the transaction.

Item 16. Exhibits and Financial Schedules.

(a) Exhibits. A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

(b) Financial Statement Schedules. All financial statement schedules are omitted because they are not applicable or the information is included in the Registrant’s consolidated financial statements or related notes.

Item 17. Undertakings.

(a)

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)	The undersigned Registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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Exhibit Index

Exhibit No.	Description of Exhibit
1.1*	Form of Underwriting Agreement

3.1***	Form of Amended and Restated Certificate of Incorporation of StepStone Group Inc.

3.2***	Form of Amended and Restated Bylaws of StepStone Group Inc.

5.1**	Opinion of Gibson, Dunn & Crutcher LLP

10.1*	Form of Eighth Amended and Restated Limited Partnership Agreement of StepStone Group LP

10.2***	Form of Tax Receivable Agreement (Exchanges)

10.3***	Form of Tax Receivable Agreement (Reorganization)

10.4***	Form of Exchange Agreement

10.5***	Form of Registration Rights Agreement

10.6***	Form of Stockholders Agreement

10.7***†	StepStone Group Inc. 2020 Long-Term Incentive Plan

10.8***†	Form of Restricted Stock Award Agreement under the 2020 Long-Term Incentive Plan

10.9***†	Form of Indemnification Agreement to be entered into between StepStone Group Inc. and certain of its directors and officers

21.1**	List of Subsidiaries

23.1***	Consent of Ernst & Young LLP

23.2**	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

24.1***	Power of Attorney (included in signature pages)

99.1***	Consent of Scott W. Hart, as director nominee

99.2***	Consent of Jose A. Fernandez, as director nominee

99.3***	Consent of Michael I. McCabe, as director nominee

99.4***	Consent of David F. Hoffmeister, as director nominee

99.5***	Consent of Thomas Keck, as director nominee

99.6***	Consent of Mark Maruszewski, as director nominee

99.7***	Consent of Steven R. Mitchell, as director nominee

99.8***	Consent of Anne L. Raymond, as director nominee

99.9***	Consent of Robert A. Waldo, as director nominee

*	Filed herewith.
**	To be filed by amendment.
***	Previously Filed
†	Indicates a management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 1st day of September, 2020.

STEPSTONE GROUP INC.

By:	/s/ Scott Hart
Name: Scott Hart Title: Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 1st day of September, 2020.

Signature	Title

*	Chairman of the Board of Directors, Co-Chief Executive Officer and Director (Principal Executive Officer)
Monte Brem

*	Co-Chief Executive Officer (Principal Executive Officer)
Scott Hart

*	Chief Financial Officer (Principal Financial Officer)
Johnny Randel

* David Park	Chief Accounting Officer (Principal Accounting Officer)

*By:	/s/ Scott Hart
Scott Hart
As Attorney-in-Fact